Exhibit 99.1

The Michaels Companies Announces Third Quarter 2018 Financial Results

  Comparable Store Sales Increased 3.8%, or 4.3% on a constant currency basis
  Net income increased 5.0% to $83.8 million, or $0.50 per diluted share; adjusted net income of $79.8 million, or $0.48 per diluted share
  Management updates fiscal 2018 adjusted earnings per diluted share guidance to $2.35 to $2.39 from $2.29 to $2.42

IRVING, Texas--(BUSINESS WIRE)--December 6, 2018--The Michaels Companies, Inc. (NASDAQ: MIK) today reported diluted earnings per share for the third quarter of fiscal 2018 of $0.50, an increase of 13.6% compared to $0.44 per diluted share in the third quarter of fiscal 2017. Excluding a $0.04 benefit due to items related to the Tax Cuts and Jobs Act of 2017 (“Tax Act”) and a $0.02 net charge from an unexpected inventory write-down, net of related income taxes, adjusted diluted earnings per share for the third quarter was $0.48. A reconciliation of non-GAAP financial measures to the respective GAAP measures is included in this release.

“Today we reported better-than-expected third quarter results, driven by stronger comparable store sales growth, good expense management and the impact of our ongoing share repurchase program,” said Chuck Rubin, Chairman and CEO. “Supported by a compelling assortment, stronger marketing and a more integrated omnichannel experience, our teams are engaged and excited to serve customers this holiday season, both in stores and online. We have invested significantly this year to create an easier shopping experience for customers, and we believe these improvements will strengthen our leadership position in the Arts & Crafts industry and help us deliver our revenue and earnings expectations for the year.”

Third Quarter Highlights

Net sales increased 2.7% to $1,274.1 million, compared to $1,240.2 million in the third quarter of fiscal 2017. The increase in net sales was primarily due to a 3.8% increase in comparable store sales and the operation of 19 additional Michaels stores (net of closures) during the quarter. The sales increase was partially offset by the closure of all 94 full-size Aaron Brothers stores in the first quarter of fiscal 2018. During the quarter, the Company opened six new Michaels stores, closed one Michaels store and relocated four Michaels stores. At the end of the third quarter, the Company operated 1,256 Michaels stores and 36 Pat Catan’s stores.

Operating income was $137.2 million, compared to $153.9 million in the third quarter of fiscal 2017. As expected, the decrease in operating income was due to lower gross profit and higher selling, general and administrative expense, including store pre-opening costs (“SG&A”). The decrease in gross profit, as a percentage of sales, was due to higher distribution-related costs and higher inventory reserves, including an unexpected inventory write-down of $4.1 million related to a third-party product which did not meet the Company’s quality standards. These factors were partially offset by occupancy cost leverage and benefits from the Company’s ongoing sourcing initiatives. The increase in SG&A was primarily due to an increase in performance-based compensation, higher marketing expenses and increased payroll related expenses, partially offset by a decrease in expenses related to the Aaron Brothers store closures during the first quarter of fiscal 2018. Excluding the $4.1 million inventory write-down, adjusted operating income for the third quarter of fiscal 2018 was $141.3 million.

Interest expense increased $5.0 million to $37.8 million, from $32.8 million in the third quarter of fiscal 2017, due to higher LIBOR rates associated with the Company’s variable rate Amended Term Loan Credit Facility and settlement payments associated with the Company’s interest rate swaps.

The effective tax rate was 15.8% compared to 34.3% in the third quarter of fiscal 2017. The lower effective tax rate was due to benefits recognized related to the Tax Act, including a decrease in the federal statutory tax rate from 35% to 21%; a $4.0 million provisional benefit related to the revaluation of deferred tax assets; and a $3.1 million provisional benefit related to repatriation taxes for accumulated earnings of foreign subsidiaries. Excluding the impact of the $7.1 million of provisional adjustments, the effective tax rate for the third quarter of fiscal 2018 was 23.0%.

Net income increased 5.0% to $83.8 million compared to $79.8 million in the third quarter of fiscal 2017. Excluding the inventory write-down of $3.1 million (net of taxes) described above and the $7.1 million of provisional adjustments related to the Tax Act, adjusted net income for the third quarter of fiscal 2018 was $79.8 million.

Total merchandise inventory at the end of the third quarter increased 2.6% to $1,440.9 million, compared to $1,404.2 million at the end of the third quarter of fiscal 2017. Average Michaels inventory on a per store basis, inclusive of distribution centers, inventory in transit and inventory for the Company’s e-commerce site, increased 1.1% to $1,039,000, compared to $1,028,000 at the end of the third quarter of fiscal 2017.

As previously reported, the Company received 1.7 million shares during the third quarter of fiscal 2018 related to the completion of its previously announced accelerated share repurchase (“ASR”). In addition, the Company purchased 11.1 million shares for $184.0 million under its share repurchase authorization. Subsequent to the end of the third quarter, the Company purchased an additional 1.0 million shares for $17.6 million. As of December 6, 2018, the total authorization remaining for future repurchases is $398.4 million. The share repurchase program does not have an expiration date, and the timing and number of repurchase transactions under the program will depend on market conditions, corporate considerations, debt agreements, and regulatory requirements.

Fourth Quarter and Fiscal Year 2018 Outlook:

The Company’s guidance for fiscal 2018 assumes Aaron Brothers stores were closed as of the start of the fiscal year and excludes a restructuring charge related to the Aaron Brothers store closures, provisional tax adjustments, any one-time costs associated with debt refinancing, and the inventory write-down in the third quarter related to product which did not meet the Company’s quality standards.

For fiscal 2018, a 52-week year, the Company now expects:

  net sales will be between $5,261 million and $5,278 million;
  comparable store sales will increase between 0.7% and 1.1%;
  to open 20 new Michaels stores (net of closures) and relocate 21 Michaels stores;
  adjusted operating income will be between $670 million to $680 million;
  net interest expense will be approximately $144 million;
  the effective tax rate will be approximately 23%;
  adjusted diluted earnings per common share will be between $2.35 and $2.39, based on diluted weighted average common shares of approximately 172 million; and
  capital expenditures will be approximately $160 million.

For the fourth quarter of fiscal 2018, the Company expects:

  comparable store sales will be approximately between (0.5)% and 0.5%;
  to open two new Michaels stores (net of closures) and relocate one Michaels store;
  adjusted operating income will be between $332 million and $342 million;
  net interest expense will be approximately $38 million;
  the effective tax rate will be approximately 23%; and
  adjusted diluted earnings per common share will be between $1.42 and $1.47, based on diluted weighted average common shares of approximately 159 million.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, December 6, 2018, at 8:00 am central time. Investors who would like to join the conference call are encouraged to pre-register for the conference call using the following link: http://dpregister.com/10126028. Callers who pre-register will be given a phone number and a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

Investors without internet access or who are unable to pre-register can join the call by dialing (844) 340-4762 or (412) 717-9617.

The conference call will also be webcast at https://investors.michaels.com/news-events/events. To listen to the live call, please go to the website at least 15 minutes before the call is scheduled to begin to register and download any necessary audio software. The webcast will be accessible for 30 days after the call. Additionally, a telephone replay will be available until December 20, 2018, by dialing (877) 344-7529 or (412) 317-0088, access code 10122588.

Non-GAAP Information

This press release includes non-GAAP measures including net income excluding a one-time restructuring charge (net of income from Aaron Brothers operations), net of related income taxes, an inventory write-down related to a third-party product which did not meet the Company’s quality standards, net of related income taxes, losses on early extinguishments of debt and refinancing costs, net of related income taxes, and provisional adjustments related to the Tax Act (“Adjusted net income”); and diluted earnings per share excluding a one-time restructuring charge (net of income from Aaron Brothers operations), net of related income taxes, an inventory write-down related to a third-party product which did not meet the Company’s quality standards, net of related income taxes, losses on early extinguishments of debt and refinancing costs, net of related income taxes, and provisional adjustments related to the Tax Act (“Adjusted diluted earnings per share”); and operating income excluding a one-time restructuring charge primarily related to the closing of 94 full-size Aaron Brothers stores in the first quarter (net of income from Aaron Brothers operations) and an inventory write-down related to a third-party product which did not meet the Company’s quality standards (“Adjusted operating income”). The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company's business and facilitate a meaningful evaluation of its quarterly and fiscal 2018 diluted earnings per common share and actual results on a comparable basis with its quarterly and fiscal 2017 results.

In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company's presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company's industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results as reported under GAAP.

Forward-Looking Statements

This news release includes forward-looking statements which reflect management's current views and estimates regarding the Company's industry, business strategy, goals, and expectations concerning its market position, future operations, margins, profitability, capital expenditures, share repurchases, liquidity and capital resources, and other financial and operating information. The words "anticipate", "assume", "believe", "continue", "could", "estimate", "expect", “forecast”, "future", “guidance”, “imply”, "intend", "may", “outlook”, "plan", "potential", "predict", "project", and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the effect of economic uncertainty; substantial changes to fiscal and tax policies; our reliance on foreign suppliers; regulatory changes; the seasonality of our business; changes in customer demand; damage to the reputation of the Michaels brand or our private and exclusive brands; unexpected or unfavorable consumer responses to our promotional or merchandising programs; our failure to adequately maintain security and prevent unauthorized access to electronic and other confidential information; increased competition including internet-based competition from other retailers; and other risks and uncertainties including those identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), which is available at www.sec.gov, and other filings that the Company may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About The Michaels Companies, Inc.:

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company owns and operates more than 1,200 stores in 49 states and Canada under the brands Michaels, Aaron Brothers and Pat Catan’s. Additionally, the Company serves customers through Michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry. For a list of store locations or to shop online, visit www.michaels.com or download the Michaels app.

The Michaels Companies, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 3,	October 28,	November 3,	October 28,
(in thousands, except per share data)	2018	2017	2018	2017
Net sales	$1,274,058	$1,240,196	$3,482,835	$3,471,352
Cost of sales and occupancy expense	795,104	756,088	2,173,990	2,117,100
Gross profit	478,954	484,108	1,308,845	1,354,252
Selling, general and administrative	340,593	329,298	970,191	970,561
Restructure charge	—	—	44,278	—
Store pre-opening costs	1,196	952	3,995	2,592
Operating income	137,165	153,858	290,381	381,099
Interest expense	37,798	32,818	109,493	94,305
Losses on early extinguishments of debt and refinancing costs	—	—	1,835	—
Other (income) expense, net	(121)	(360)	(2,646)	950
Income before income taxes	99,488	121,400	181,699	285,844
Income taxes	15,719	41,640	43,557	98,314
Net income	$83,769	$79,760	$138,142	$187,530

Other comprehensive income, net of tax:
Foreign currency translation adjustment and other	3,016	(4,418)	(3,230)	4,254
Comprehensive income	$86,785	$75,342	$134,912	$191,784

Earnings per common share:
Basic	$0.50	$0.44	$0.79	$1.01
Diluted	$0.50	$0.44	$0.78	$1.00
Weighted-average common shares outstanding:
Basic	165,975	180,710	174,949	185,521
Diluted	166,570	181,987	175,851	186,775

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of comprehensive income:

	13 Weeks Ended		39 Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.4	61.0	62.4	61.0
Gross profit	37.6	39.0	37.6	39.0
Selling, general and administrative	26.7	26.6	27.9	28.0
Restructure charge	—	—	1.3	—
Store pre-opening costs	0.1	0.1	0.1	0.1
Operating income	10.8	12.4	8.3	11.0
Interest expense	3.0	2.6	3.1	2.7
Losses on early extinguishments of debt and refinancing costs	—	—	0.1	—
Other (income) expense, net	—	—	(0.1)	—
Income before income taxes	7.8	9.8	5.2	8.2
Income taxes	1.2	3.4	1.3	2.8
Net income	6.6%	6.4%	4.0%	5.4%

The Michaels Companies, Inc.
Consolidated Balance Sheets
(Unaudited)

	November 3,	February 3,	October 28,
(in thousands, except per share data)	2018	2018	2017
ASSETS
Current Assets:
Cash and equivalents	$102,670	$425,896	$176,771
Merchandise inventories	1,440,875	1,123,288	1,404,206
Prepaid expenses and other	100,791	97,830	95,993
Accounts receivable, net	42,997	26,207	30,936
Income taxes receivable	6,544	3,761	5,792
Total current assets	1,693,877	1,676,982	1,713,698
Property and equipment, at cost	1,642,838	1,593,683	1,545,004
Less accumulated depreciation and amortization	(1,189,442)	(1,173,663)	(1,143,112)
Property and equipment, net	453,396	420,020	401,892
Goodwill	119,074	119,074	119,074
Other intangible assets, net	20,591	21,769	22,253
Deferred income taxes	23,367	34,538	36,946
Other assets	28,730	27,832	12,233
Total assets	$2,339,035	$2,300,215	$2,306,096

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$645,469	$483,002	$674,222
Accrued liabilities and other	407,684	370,457	400,138
Current portion of long-term debt	240,261	24,900	140,125
Income taxes payable	476	79,586	16,673
Total current liabilities	1,293,890	957,945	1,231,158
Long-term debt	2,690,302	2,701,764	2,707,120
Other liabilities	144,694	150,001	100,656
Total liabilities	4,128,886	3,809,710	4,038,934

Stockholders’ Deficit:
Common Stock, $0.06775 par value, 350,000 shares authorized; 158,616 shares issued and outstanding at November 3, 2018; 181,919 shares issued and outstanding at February 3, 2018; and 181,263 shares issued and outstanding at October 28, 2017	10,700	12,206	12,159
Additional paid-in-capital	—	21,740	7,722
Treasury stock	(12,168)	—	—
Accumulated deficit	(1,781,493)	(1,539,781)	(1,742,749)
Accumulated other comprehensive loss	(6,890)	(3,660)	(9,970)
Total stockholders’ deficit	(1,789,851)	(1,509,495)	(1,732,838)
Total liabilities and stockholders’ deficit	$2,339,035	$2,300,215	$2,306,096

The Michaels Companies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	39 Weeks Ended
	November 3,	October 28,
(in thousands)	2018	2017
Cash flows from operating activities:
Net income	$138,142	$187,530
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89,933	86,232
Share-based compensation	20,780	18,232
Debt issuance costs amortization	3,759	3,823
Accretion of long-term debt, net	(385)	(379)
Restructure charge	44,278	—
Deferred income taxes	7,710	529
Losses on early extinguishments of debt and refinancing costs	1,835	—
Changes in assets and liabilities:
Merchandise inventories	(338,260)	(275,086)
Prepaid expenses and other	(2,886)	(8,818)
Accounts receivable	(18,269)	(7,721)
Other assets	(1,314)	(1,010)
Accounts payable	150,088	150,947
Accrued interest	7,850	(314)
Accrued liabilities and other	1,077	12,685
Income taxes	(79,258)	(61,628)
Other liabilities	734	1,405
Net cash provided by operating activities	25,814	106,427

Cash flows from investing activities:
Additions to property and equipment	(119,553)	(72,640)
Net cash used in investing activities	(119,553)	(72,640)

Cash flows from financing activities:
Common stock repurchased	(430,509)	(253,595)
Payments on term loan credit facility	(17,356)	(18,675)
Borrowings on asset-based revolving credit facility	307,400	357,200
Payments on asset-based revolving credit facility	(89,400)	(248,200)
Payment of debt refinancing costs	(1,117)	—
Payment of dividends	(317)	(408)
Proceeds from stock options exercised	1,812	7,849
Net cash used in financing activities	(229,487)	(155,829)

Net change in cash and equivalents	(323,226)	(122,042)
Cash and equivalents at beginning of period	425,896	298,813
Cash and equivalents at end of period	$102,670	$176,771

The Michaels Companies, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 3,	October 28,	November 3,	October 28,
(in thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$112,376	$110,462	$25,814	$106,427
Depreciation and amortization	(30,879)	(28,809)	(89,933)	(86,232)
Share-based compensation	(8,446)	(7,675)	(20,780)	(18,232)
Debt issuance costs amortization	(1,237)	(1,274)	(3,759)	(3,823)
Accretion of long-term debt, net	129	127	385	379
Restructure charge	—	—	(44,278)	—
Deferred income taxes	(6,940)	(754)	(7,710)	(529)
Losses on early extinguishments of debt and refinancing costs	—	—	(1,835)	—
Changes in assets and liabilities	18,766	7,683	280,238	189,540
Net income	83,769	79,760	138,142	187,530
Interest expense	37,798	32,818	109,493	94,305
Income taxes	15,719	41,640	43,557	98,314
Depreciation and amortization	30,879	28,809	89,933	86,232
Interest income	(137)	(190)	(2,385)	(443)
EBITDA	168,028	182,837	378,740	465,938
Adjustments:
Losses on early extinguishments of debt and refinancing costs	—	—	1,835	—
Share-based compensation	8,446	7,675	20,780	18,232
Restructure charge	—	—	44,278	—
Severance costs	—	285	902	862
Store pre-opening costs	1,196	952	3,995	2,592
Store remodel costs	1,325	424	5,079	1,401
Foreign currency transaction (gains) losses	(149)	(355)	(950)	1,092
Store closing costs	(328)	109	3,321	2,122
Other(1)	754	952	2,035	2,451
Adjusted EBITDA	$179,272	$192,879	$460,015	$494,690

(1)Other adjustments primarily relate to items such as moving and relocation expenses, franchise taxes, sign on bonuses, and certain legal expenses.

The Michaels Companies, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth certain of our unaudited operating data:

	13 Weeks Ended		39 Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Michaels stores:
Open at beginning of period	1,251	1,230	1,238	1,223
New stores	6	8	21	16
Relocated stores opened	4	4	20	12
Closed stores	(1)	(1)	(3)	(2)
Relocated stores closed	(4)	(4)	(20)	(12)
Michaels stores open at end of period	1,256	1,237	1,256	1,237

Aaron Brothers stores:
Open at beginning of period	—	101	97	109
Closed stores	—	(3)	(97)	(11)
Aaron Brothers stores open at end of period	—	98	—	98

Pat Catan's stores:
Open at beginning of period	36	35	36	35
New stores	—	1	—	1
Pat Catan's stores open at end of period	36	36	36	36

Total store count at end of period	1,292	1,371	1,292	1,371

Other Operating Data:
Average inventory per Michaels store (in thousands)[1]	$1,039	$1,028	$1,039	$1,028
Comparable store sales	3.8%	1.0%	1.4%	0.1%
Comparable store sales, at constant currency	4.3%	0.5%	1.4%	—

[1] The calculation of average inventory per Michaels store excludes Aaron Brothers and Pat Catan's stores.

The Michaels Companies, Inc.
Reconciliation of GAAP basis to Adjusted operating income, Adjusted net income and Adjusted earnings per share
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	November 3,	October 28,	November 3,	October 28,
(In thousands, except per share)	2018	2017	2018	2017
Operating income	$137,165	$153,858	$290,381	$381,099
Restructure charge and other (a)	—	—	43,975	—
Inventory write-down (b)	4,104	—	4,104	—
Adjusted operating income	$141,269	$153,858	$338,460	$381,099

Net income	$83,769	$79,760	$138,142	$187,530
Restructure charge and other (a)	—	—	43,975	—
Inventory write-down (b)	4,104	—	4,104	—
Losses on early extinguishments of debt and refinancing costs	—	—	1,835	—
Tax adjustment for above items (c)	(985)	—	(11,979)	—
The Tax Act – provisional adjustments for repatriation taxes and the revaluation of deferred tax assets (d)	(7,120)	—	987	—
Adjusted net income	$79,768	$79,760	$177,064	$187,530

Earnings per common share, diluted	$0.50	$0.44	$0.78	$1.00
Restructure charge and other (a)	—	—	0.25	—
Inventory write-down (b)	0.02	—	0.02	—
Losses on early extinguishments of debt and refinancing costs	—	—	0.01	—
Tax adjustment for above items (c)	(0.01)	—	(0.07)	—
The Tax Act – provisional adjustments for repatriation taxes and the revaluation of deferred tax assets (d)	(0.04)	—	0.01	—
Adjusted earnings per common share, diluted	$0.48	$0.44	$1.01	$1.00

(a)	Excludes the restructure charge primarily related to the closure of 94 full-size Aaron Brothers stores and $0.3 million of operating income in the first quarter of fiscal 2018 from the operation of Aaron Brothers (prior to closing).

(b)	Excludes an inventory write-down related to a product purchased from a third-party which did not meet the Company’s quality standards.

(c)	Adjusts for the tax impact of the restructure charge, the inventory write-down and losses on early extinguishments of debt and refinancing costs.

(d)	Excludes provisional adjustments related to repatriation taxes for accumulated earnings of foreign subsidiaries and the revaluation of deferred tax assets resulting from the enactment of the Tax Act.

CONTACT:
Investor Contact:
Kiley F. Rawlins, CFA
972.409.7404
Kiley.Rawlins@michaels.com

ICR, Inc.
Farah Soi
203.682.8200
Farah.Soi@icrinc.com
or
Financial Media Contact:
ICR, Inc.
Jessica Liddell/ Julia Young
203.682.8200
Michaels@icrinc.com